Digital Power Corp. Announces Management Changes.

FREMONT, Calif., February 20th, 2008, Digital Power Corporation (Amex: DPW - News) (herein “Digital Power”) today announced changes in its executive management.

Digital Power has announced that Jonathan Wax, President and CEO, has stepped down from his President and CEO role effective February 15th but has agreed to stay on as a consultant up to 45 days in order to assure a smooth transition. Commenting on Mr. Wax’s departure, Ben Zion Diamant, Chairman of the Board stated, "Mr. Wax has been a significant contributor to Digital Power over the past four years and has taken the company form a significant loss to a consistent level of profitability and growth. The company is now positioned for future opportunities. Mr. Wax has always conducted himself in a professional manner and maintained the highest level of commitment and integrity.”

On an interim basis, replacing Mr. Wax is the current Chairman of the Board, Mr. Ben-Zion (Benzi) Diamant. Mr. Diamant has been the Board Chairman of Telkoor Telecom Ltd. since 1994 and Digital Power Corporation since 2001. Mr. Diamant, completed his military career as a senior officer in the Israeli Air Force, currently serving as a Colonel in the reserves Corps. After leaving the Air Force in 1981, he joined Elisra Electronics Corp., a leading Israeli defense company, as the marketing manager of their Telecommunication Division. In 1989, he joined Rotal Communication as a partner. For three years as Rotal's Managing Director, Diamant turned Rotal into the leading communications infrastructure and equipment provider company in Israel. In 1992 Diamant joined Phasecom (vyyo) as a partner and was appointed the Business Development Manager. Phasecom was a global leader in CATV equipment manufacturing. In 1994, as the major shareholder of Telkoor Telecom and its subsidiaries, he now serves as the active chairman, overseeing the group's worldwide activities. Diamant is a 20-year veteran in the telecommunication arena and holds a degree in Political Science.

Regarding his departure, Jonathan Wax stated, “It’s always difficult to leave a great team of people and I am confident of the foundation that has taken place in the past four years. I am very hopeful that the new CEO will play a key role in the further growth and continued success of Digital Power.”

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, data communications, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.